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                               ML NY ASSET I(SM)


                                   ISSUED BY

                     ML LIFE INSURANCE COMPANY OF NEW YORK


                         SUPPLEMENT DATED JUNE 14, 2004

                                     TO THE

              PROSPECTUS DATED MAY 1, 2000, AS REVISED MAY 1, 2002


This supplement describes changes to the ML NY Asset I individual modified guaranteed annuity contracts (collectively, the "Contracts") issued by ML Life Insurance Company of New York ("we").

Effective June 14, 2004, we offer only a ten year initial Guarantee Period under the Contracts. We no longer offer initial Guarantee Periods that range from one to nine years. For renewals, however, we currently continue to offer ten Guarantee Periods ranging from one to ten years in length. We may discontinue offering any of these Guarantee Periods (other than the one year Guarantee Period) at any time.

Please retain this supplement with your Prospectus for reference. For additional information, please contact your Financial Advisor or call the Service Center at (800) 333-6524.